Exhibit n.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SUPPLEMENTAL FINANCIAL INFORMATION

To the Board of Directors and Shareholders of

GSV Capital Corp.:

We have audited the consolidated statements of assets and liabilities of GSV Capital Corp. and subsidiaries (the ”Company”), including the consolidated schedules of investments, as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in net assets, cash flows, and financial highlights (presented in Note 8) for each of the three years in the period ended December 31, 2017, 2016 and 2015, and the 2017 and 2016 financial statement schedules listed in the Index at Item 15(a)(2) and have issued our report thereon dated March 16, 2018, which contained an unqualified opinion on those consolidated financial statements. The supplemental financial information set forth under the heading “Senior Securities” as of December 31, 2017, 2016 and 2015, appearing on page 72 of the Prospectus has been subjected to audit procedures performed in conjunction with the audit of the Company’s consolidated financial statements. The supplemental financial information is the responsibility of the Company’s management. Our audit procedures included determining whether the supplemental financial information reconciles to the consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental financial information. In our opinion, such financial information is fairly stated, in all material respects, in relation to the consolidated financial statements as a whole.

/s/ Deloitte & Touche LLP

San Francisco, California

July 16, 2018